                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER: 0-21856

                        ABT BUILDING PRODUCTS CORPORATION
             (Exact name of registrant as specified in its charter)

                          ONE NEENAH CENTER, SUITE 600
                             NEENAH, WISCONSIN 54956
                                 (920) 751-4982
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(ii)              [ ]
     Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(2)(i)               [ ]
     Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(ii)              [ ]
     Rule 12g-4(a)(2)(ii)      [ ]        Rule 15d-6                        [ ]
     Rule 12h-3(b)(1)(i)       [X]

     Approximate number of holders of record as of the certification or notice date: ONE


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, ABT Building Products Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             ABT BUILDING PRODUCTS CORPORATION


Date: February 25, 1999                      By: /S/ Mark A. Suwyn
                                                -------------------------------
                                                Mark A. Suwyn
                                                President